Exhibit 3.1

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

OPay Limited

(adopted by a special resolution passed on August 25, 2026)

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

OPay Limited

(adopted by a special resolution passed on August 25, 2026)

1.	The name of the Company is OPay Limited.

2.

The Registered Office of the Company shall be at the office of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205, the Cayman Islands or at such other place as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Statute or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

5.

The authorized share capital of the Company is US$50,000 divided into (i) 11,312,073,049 Ordinary Shares, with par value of US$0.000004 each; (ii) 62,428,225 Series Seed Preferred Shares, with par value of US$0.000004 each, (iii) 150,227,870 Series Seed+ Preferred Shares, with par value of US$0.000004 each, (iv) 169,895,125 Series A Preferred Shares, with par value of US$0.000004 each, (v) 309,795,725 Series B Preferred Shares, with par value of US$0.000004 and (vi) 495,580,006 Series C Preferred Shares, with par value of US$0.000004 each, provided always that subject to the Statute and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

6.

The Company shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.	Capitalized terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES ACT (AS AMENDED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

NINTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

OPay Limited

(adopted by a special resolution passed on August 25, 2026)

INTERPRETATION

1.

In these Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith, the defined terms shall have the meanings assigned to the them as follows:

Acquisition Agreement	means the Acquisition and Share Purchase Agreement dated February 17, 2023 by and among the Company and certain other parties thereto.

Approved Sale	shall mean as set forth in Section 11.1 hereof.

Auditor	means the auditor for the time being of the Company.

Board of Directors	means the directors for the time being of the Company or the directors present at a duly convened meeting of directors at which a quorum is present.

China Ventures	means CHINA VENTURES FUND I PTE. LTD..

Closing	as defined in the Acquisition Agreement.

Company	means the above named Company.

Deemed Liquidation Event

means any of the following events:

(a)   any consolidation, amalgamation, scheme of arrangement or merger and acquisition of any Group Company with or into or by any other Person or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, acquisition, scheme of arrangement or reorganization own less than fifty percent (50%) of such Group Company’s voting power in the aggregate, on a fully-diluted basis, immediately after such consolidation, merger, acquisition, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power, on a fully-diluted basis, is transferred;

(b)   a sale, transfer, lease or other disposition of all or substantially all of the assets of any Group Company (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of such Group Company) to any other Person; or

(c)   the sale, exchange, transfer or other disposition, in one or a series of related transactions, of a majority of the outstanding share capital of any Group Company to one Person or a group of Persons acting in concert, under circumstances in which the holders of a majority in voting power of the outstanding share capital of any Group Company immediately prior to such transaction beneficially own less than a majority in voting power of the outstanding share capital of the surviving entity or the acquiring Person immediately following such transaction;

(d)   the licensing of all or substantially all of any Group Company’s Intellectual Property to any other Person.

dividend	includes bonuses, distributions in specie and in kind, capital distributions and capitalization issues.

Drag-Along Notice	shall mean as set forth in Section 11.1 hereof.

Dragging Shareholder	shall mean as set forth in Section 11.1 hereof.

Equity Securities	shall mean with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

Events of Redemption	shall mean as set forth in Section 10.1 hereof.

Founder	as defined in Shareholders Agreement.

Founder Holding Company	as defined in Shareholders Agreement.

Founder Parties	as defined in Shareholders Agreement.

Gaorong	means Gaorong Partners Fund IV, L.P. and Gaorong Partners Fund IV-A, L.P.

Group Company	as defined in Shareholders Agreement.

GSR	means GSR Ventures VI (Singapore) Pte. Ltd.

Hongshan	means HSG Seed I Holdco C, Ltd., HSG Venture VII Holdco G, Ltd. and HSG Growth VI Holdco Q, Ltd., collectively.

ICO	shall mean as set forth in Section 12.7(h) hereof.

IDG	means VIOLA RIDGE LIMITED.

Initial Redemption Notice	shall mean as set forth in Section 10.1 hereof.

Inspired Elite	means INSPIRED ELITE INVESTMENTS LIMITED.

Issue Price	shall mean (i) with respect to Series Seed Preferred Shares, the Series Seed Issue Price, (ii) with respect to Series Seed+ Preferred Shares, the Series Seed+ Issue Price, (iii) with respect to Series A Preferred Shares, the Series A Issue Price, (iv) with respect to Series B Preferred Shares, the Series B Issue Price and (v) with respect to Series C Preferred Shares, the Series C Issue Price.

Liquidation Event	shall mean as set forth in Section 9.1 hereof.

Members	means the members for the time being of the Company.

Nano Shareholders	as defined in Shareholders Agreement.

Office	means the registered office for the time being of the Company;

Ordinary Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Ordinary Shares.

Ordinary Resolution	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in these Articles.

Ordinary Shares	shall mean ordinary shares each in the capital of the Company.

Original Issue Date	shall mean the Series Seed Issue Date or the Series Seed+ Issue Date or the Series A Issue Date or the Series B Issue Date or the Series C Issue Date, as the case may be.

paid up	means paid or credited as paid.

Preferred Holders	shall mean the holders of the outstanding Preferred Shares.

Preferred Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Preferred Shares, voting together as a single class.

Preferred Share Conversion Price	shall mean as set forth in Section 8.1 hereof.

Preferred Share Issue Price	shall mean the Series Seed Issue Price, the Series Seed+ Issue Price, the Series A Issue Price, the Series B Issue Price or the Series C Issue Price, as the case may be.

Preferred Shares	shall mean the Series Seed Preferred Shares, the Series Seed+ Preferred Shares, Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

Qualified Public Offering	shall mean as set forth in Section 8.2 hereof.

Redeeming Preferred Shareholder	shall mean as set forth in Section 10.2 hereof.

Redeeming Preferred Shares	shall mean as set forth in Section 10.1 hereof.

Redemption Notice	shall mean as set forth in Section 10.2 hereof.

Redemption Price	shall mean as set forth in Section 10.3 hereof.

Redemption Price Payment Date	shall mean as set forth in Section 10.4 hereof.

SCC	means Quark Venture Limited, GEOMETRY VENTURES LIMITED and Sonorous Venture Ltd., collectively.

Seal	means the common seal of the Company or any official seal that the Company may have as permitted by the Statute;

Secretary	means the secretary for the time being of the Company.

Series A Issue Date	shall mean the date of the first issuance of a Series A Preferred Share.

Series A Issue Price	shall mean US$0.14950 per share as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

Series A Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Series A Preferred Shares, voting together as a single class.

Series A Preference Amount	shall mean as set forth in Section 9.1(c) hereof.

Series A Preferred Shareholders	means holders of the Series A Preferred Shares, and each a “Series A Preferred Shareholder”

Series A Preferred Shares	shall mean the Company’s series A redeemable preferred shares, having the rights, preference and privileges attaching to it as set out herein.

Series A Redemption Price	shall mean as set forth in Section 10.5 hereof.

Series B Issue Date	shall mean the date of the first issuance of a Series B Preferred Share.

Series B Issue Price	shall mean US$0.38735 per share as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

Series B Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Series B Preferred Shares, voting together as a single class.

Series B Preference Amount	shall mean as set forth in Section 9.1(b) hereof.

Series B Preferred Shareholders	means holders of the Series B Preferred Shares, and each a “Series B Preferred Shareholder”

Series B Preferred Shares	shall mean the Company’s series B redeemable preferred shares, having the rights, preference and privileges attaching to it as set out herein.

Series B Redemption Price	shall mean as set forth in Section 10.5 hereof.

Series C Issue Date	shall mean the date of the first issuance of a Series C Preferred Share. For the avoidance of doubt, with respect to Nano Shareholders and Opera Limited (with respect to the Series C Preferred Shares held by Opera Limited), Series C Issue Date shall mean February 17, 2023.

Series C Issue Price	shall mean US$1.2174 per share, provided that, (1) US$0.9739 per share, with respect to 1,026,784 Series C Preferred Shares held by HSG Venture VII Holdco G, Ltd., 3,080,352 Series C Preferred Shares held by Viola Ridge Limited, 1,540,176 Series C Preferred Shares held by GSR Ventures VI (Singapore) Pte. Ltd, 1,540,176 Series C Preferred Shares held by INSPIRED ELITE INVESTMENTS LIMITED, 2,772,316 Series C Preferred Shares held by Gaorong Partners Fund IV, L.P., 308,035 Series C Preferred Shares held by Gaorong Partners Fund IV-A, L.P., 1,540,176 Series C Preferred Shares held by BAI GmbH, 1,506,292 Series C Preferred Shares held by ACE REDPOINT VENTURES CHINA II, L.P., 33,884 Series C Preferred Shares held by ACE REDPOINT ASSOCIATES CHINA II, L.P., 3,080,352 Series C Preferred Shares held by GEOMETRY VENTURES LIMITED, 770,088 Series C Preferred Shares held by CHINA VENTURES FUND I PTE. LTD., 770,088 Series C Preferred Shares held by Growth Acceleration Fund and 10,267,839 Series C Preferred Shares held by Bright Holding Limited; (2) US$1.0348 per share, with respect to 28,991,545 Series C Preferred Shares held by Intelligence Prosperity Limited, 2,899,154 Series C Preferred Shares held by Quark Venture Limited, 6,764,694 Series C Preferred Shares held by Sonorous Venture Ltd., 9,663,848 Series C Preferred Shares held by SV Africa Fintech Hybrid Fund I, 9,663,848 Series C Preferred Shares held by GEOMETRY VENTURES LIMITED, 2,899,154 Series C Preferred Shares held by CHINA VENTURES FUND I PTE. LTD. and 6,764,694 Series C Preferred Shares held by Growth Acceleration Fund; (3) US$1.0957 per shares, with respect to 10,952,361 Series C Preferred Shares held by 3W Global Fund; and (4) US$1.2747 per share, with respect to 56,798,406 Series C Preferred Shares held by Wisdom Connection II Holding Inc., 2,089,057 Series C Preferred Shares held by Wisdom Connection III Holding Inc. and 58,785,744 Series C Preferred Shares held by Opera Limited.

Series C Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Series C Preferred Shares, voting together as a single class.

Series C Preference Amount	shall mean as set forth in Section 9.1(a) hereof.

Series C Preferred Shareholders	means holders of the Series C Preferred Shares, and each a “Series C Preferred Shareholder”

Series C Preferred Shares	shall mean the Company’s series C redeemable preferred shares, having the rights, preference and privileges attaching to it as set out herein.

Series C Preferred Share Purchase Agreement	means that certain Series C Preferred Share Purchase Agreement dated June 4, 2021 by and among the Company, the Series C Preferred Shareholders and certain other parties thereto.

Series C Redemption Price	shall mean as set forth in Section 10.5 hereof.

Series Seed Issue Date	shall mean the date of the first issuance of a Series Seed Preferred Share.

Series Seed Issue Price	shall mean US$0.08009 per share as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

Series Seed Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Series Seed Preferred Shares, voting together as a single class.

Series Seed Preference Amount	shall mean as set forth in Section 9.1(e) hereof.

Series Seed Preferred Shareholders	means holders of the Series Seed Preferred Shares, and each a “Series Seed Preferred Shareholder”.

Series Seed Preferred Shares	shall mean the Company’s series seed redeemable preferred shares, having the rights, preference and privileges attaching to it as set out herein.

Series Seed+ Issue Date	shall mean the date of the first issuance of such Series Seed+ Preferred Share.

Series Seed+ Issue Price	shall mean US$0.09344 per share as adjusted for share dividends, splits, combinations, recapitalizations or similar events.

Series Seed+ Majority	shall mean the holders of more than fifty one percent (51%) of the voting power of the outstanding Series Seed+ Preferred Shares, voting together as a single class.

Series Seed+ Preference Amount	shall mean as set forth in Section 9.1(d) hereof.

Series Seed+ Preferred Shareholders	means holders of the Series Seed+ Preferred Shares, and each a “Series Seed+ Preferred Shareholder”.

Series Seed+ Preferred Shares	shall mean the Company’s series seed+ redeemable preferred shares, having the rights, preference and privileges attaching to it as set out herein.

Shares	shall mean, the Ordinary Shares and the Preferred Shares.

Shareholders Agreement	means that Fifth Amended and Restated Shareholders Agreement dated November 20, 2023, by and among the Company, the Series C Preferred Shareholders, the Series B Preferred Shareholders, the Series A Preferred Shareholders, the Series Seed+ Preferred Shareholders, the Series Seed Preferred Shareholders and certain other parties thereto, including the applicable joinder agreements.

Special Resolution	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution, except as otherwise provided by these Articles.

Statute	means the Companies Act (2021 Revision) of the Cayman Islands, and every statutory modification or re-enactment thereof for the time being in force.

SVF	means SVF II Origin (DE) LLC.

these Articles	means the Articles of Association in their present form or as altered from time to time.

Trade Sale	shall mean any event result in any acquisitions, sale of control, merger, consolidation, reclassifications, recapitalization, split-off, spin off, bankruptcy, liquidation, dissolution, winding up or other corporate reorganization, or any transaction or series of transactions in which in excess of 50% of the Company’s voting power is transferred or in which all or substantially all of the assets of the Company are sold, or all or substantially all of the Intellectual Properties are licensed, including any Deemed Liquidation Event, joint venture or partnership arrangements or incorporate any subsidiary or pass any resolution relating to the foregoing.

Transaction Documents	the Series C Preferred Share Purchase Agreement, this Memorandum of Association and these Articles, the Shareholders Agreement, including the applicable joinder agreements of all aforesaid agreements, the Indemnification Agreement (as defined in the Shareholders Agreement) (where applicable) and any other agreements to which the Warrantor (as defined in the Series C Preferred Share Purchase Agreement) is a party and the execution of which is required in connection with implementing the transactions contemplated under the Series C Preferred Share Purchase Agreement.

2.	In the Articles:

2.1	words importing the singular number include the plural number and vice versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an electronic record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and these Articles;

2.7	the term “or” is not exclusive;

2.8	the terms “shall”, “will”, and “agree” are mandatory, and the term “may” is permissive;

2.9	the term “day” means calendar day, and “month” means calendar month;

2.10

the phrase “directly or indirectly” means directly, or indirectly through one (1) or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.11	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.12

all references to dollars or to “US$” are to currency of the United States of America and all references to “RMB” are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.13	headings are inserted for reference only and shall be ignored in construing these Articles.

COMMENCEMENT OF BUSINESS

3.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

4.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

5.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of two classes of Shares to be designated, respectively, as Ordinary Shares and Preferred Shares; (b) the Preferred Shares may be allotted and issued from time to time in one (1) or more series; and (c) the series of Preferred Shares shall be designated prior to their allotment and issue. In the event that any Preferred Shares shall be converted pursuant to Section 8 hereof, the Preferred Shares so converted shall be cancelled and shall not be re-issuable by the Company. Further, any Preferred Share acquired by the Company by reason of redemption, repurchase, conversion or otherwise shall be cancelled and shall not be re-issuable by the Company.

6.	The Company shall not issue Shares to bearer.

PREFERRED SHARES

7.	Dividends.

7.1

Subject to applicable laws, the Shareholders Agreement and Section 12, the Directors may, with the approval of the Board (which shall include the affirmative votes of a majority of the Directors), from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorize payment of the same out of the funds of the Company lawfully available therefor and in accordance with the provisions of this Section 7.

7.2	Non-Cumulative Dividend Preference of the Preferred Shares.

(i)

The Company shall not pay or set aside any dividends on any Ordinary Shares, the Series Seed Preferred Shares, the Series Seed+ Preferred Shares, the Series A Preferred Shares and the Series B Preferred Shares of the Company unless the Series C Preferred Shareholders shall firstly receive, on an annual basis, preferential, non-cumulative dividends at the rate equal to eight percent (8%) of the relevant applicable Series C Issue Price for each Series C Preferred Share held by such holder, payable in cash when and as such cash becomes legally available therefor; provided that such dividends shall be payable only when, as, and if declared by the Board.

(ii)

After all the Series C Preferred Shareholders have received their dividend preference and other distribution in full pursuant to clause (i) above, the remaining dividends available for distribution to the Members (excluding the Series C Preferred Shareholders) shall be distributed ratably among all Members (excluding the Series C Preferred Shareholders) according to the relative number of the Ordinary Shares and Preferred Shares held by such Member ratably in proportion to the number of outstanding Ordinary Shares held by them.

8.	Conversion of Preferred Shares.

8.1

Conversion Rights. Subject to the provisions of Section 8.2 below, each Preferred Holder shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time.

The conversion rate for Preferred Shares shall be determined by dividing the applicable Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the applicable Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Section 8.3 below (the “Preferred Share Conversion Price”).

Nothing in this Section 8.1 shall limit the automatic conversion rights of Preferred Shares described in Section 8.2 below.

8.2

Automatic Conversion. Each Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Preferred Share Conversion Price (a) upon the consummation of a firmly underwritten public offering of the Ordinary Shares of the Company on a recognized regional or national securities exchange acceptable to Preferred Majority, with an offering price that reflects the market capitalization of the Company of not less than US$5,000,000,000 and gross proceeds to the Company of at least US$300,000,000 (a “Qualified Public Offering”), or (b) with respect to the Series Seed Preferred Shares, upon the prior written approval of Series Seed Majority, or (c) with respect to the Series Seed+ Preferred Shares, upon the prior written approval of Series Seed+ Majority ,or (d) with respect to the Series A Preferred Shares, upon the prior written approval of the Series A Majority, (e) with respect to the Series B Preferred Shares, upon the prior written approval of the Series B Majority, or (f) with respect to the Series C Preferred Shares, upon the prior written approval of the Series C Majority. In the event of the automatic conversion of the Preferred Shares upon a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the consummation of such Qualified Public Offering.

8.3

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. Notwithstanding any other provision of these Articles, in lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any Preferred Holder shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he/she shall either (a) surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares or (b) notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such Preferred Holder a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any. Such conversion shall be deemed to have been effected and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares, on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares. In all cases, the Shares resulting from such conversion shall rank pari passu in all respects with all other Shares of the class into which such Shares have been converted.

8.4

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares into Ordinary Shares, such number of Ordinary Shares that is from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company and the Members will take such corporate action as may, in the opinion of the Company’s legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

8.5	Adjustments to Conversion Price.

(a)	Special Definitions. For purposes of this Section 8.5, the following definitions shall apply:

(i)	“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or deemed to be issued) by the Company after the Closing, other than:

(A)	any Preferred Shares issued under the Acquisition Agreement and any Ordinary Share issuable pursuant to the conversion thereof;

(B)	any securities issued in connection with any share split, share dividend or other similar event in which all the holders of the Preferred Shares are entitled to participate on a pro rata basis;

(C)	Ordinary Shares issued upon conversion or exercise of options, warrants, or other securities if such outstanding security constituted any Additional Ordinary Shares;

(D)

any securities issued for equipment financing or for any acquisition by the Company or such other reorganization, in each case, approved by the Members at the general meeting (including the approval of Preferred Majority);

(E)	any securities issued pursuant to a Qualified Public Offering; and

(F)

any Equity Securities of the Company, the issuance of which is approved unanimously by the Board and the Board specifically states in such approval that such Equity Securities shall not be “Additional Ordinary Shares”.

(b)

No Adjustment to Conversion Price. No adjustment in the Preferred Share Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance.

(c)

Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Closing shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Section 8.5(d) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (A) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (B) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

For avoidance of doubt, the issuance of Equity Securities pursuant to the employee incentive plan approved by the meeting of the Members shall not be a deemed issuance of Additional Ordinary Shares under this Section 8.5(c).

(d)

Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Section 8.5(c)) after the Closing without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than any of the applicable Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, the applicable Preferred Share Conversion Price shall be adjusted to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP2=CP1×[(A+B)÷(A+C)]

For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately after such issue of Additional Ordinary Shares;

“CP1” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately prior to such issue of Additional Ordinary Shares;

“A” means the number of Ordinary Shares Outstanding immediately prior to such issue of Additional Ordinary Shares;

“B” means the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1), and;

“C” means the number of such Additional Ordinary Shares issued in such transaction.

For purposes of this Article, the term “Ordinary Shares Outstanding” shall mean and include the following: (1) outstanding Ordinary Shares, (2) Ordinary Shares issuable upon conversion of outstanding Preferred Shares, (3) Ordinary Shares issuable upon exercise of outstanding share options, and (4) Ordinary Shares issuable upon exercise (and, in the case of warrants to purchase Preferred Shares, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(e)	Determination of Consideration. For purposes of this Section 8, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board irrespective of the accounting treatment of such property; provided, however, that no value shall be attributed to any services performed by any employee, officer or Director of the Company; and

(C)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 8.5(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 8.5 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company will not, by the amendment of the Memorandum and these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 8.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 8.5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Preferred Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any Preferred Holder, furnish or cause to be furnished to such holder a like certificate setting forth (a) such adjustments and readjustments, (b) the Preferred Share Conversion Price at the time in effect, and (c) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)

All calculations under this Section 8.5 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be. Upon conversion of such number of Preferred Shares, the resultant aggregate number of Ordinary Shares to be issued to each Preferred Holder if not a whole number (but part or fraction of an Ordinary Share), shall be rounded up to the nearest multiple of one (1) Ordinary Share such that the resultant aggregate number of Ordinary Shares to be issued to such Preferred Holder shall be a whole number.

(ii)

The Preferred Majority shall have the right to challenge any determination by the Board of fair value pursuant to this Section 8.5, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

9.	Liquidation.

9.1

In the event of any liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company as follows:

(a)

First, before any distribution or payment shall be made to the holders of the Ordinary Shares, the Series Seed Preferred Shares, the Series Seed+ Preferred Shares, the Series A Preferred Shares and the Series B Preferred Shares, the Series C Preferred Shareholders shall be entitled to receive for each Series C Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to the sum of (i) 100% of the Series C Issue Price as actually paid, and (ii) any declared but unpaid and non-accumulative dividends on such Series C Preferred Shares (the “Series C Preference Amount”). If the assets and funds thus distributed among the Series C Preferred Shareholders shall be insufficient to permit the payment to such holders of the full Series C Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series C Preferred Shareholders in proportion to the aggregate Series C Preference Amount (except for the proportion of Series C Preference Amount corresponding to 41,071,355 Series C Preferred Shares held by SVF) each such holder is otherwise entitled to receive pursuant to this Section 9.1(a); after which, if there are any assets or funds remaining after such distribution, SVF shall be entitled to receive applicable Series C Preference Amount corresponding to 41,071,355 Series C Preferred Shares held by SVF.

(b)

Second, if there are any assets or funds remaining after the aggregate Series C Preference Amount has been distributed or paid in full pursuant to the distribution sequence set forth in Section 9.1(a), before any distribution or payment shall be made to the holders of the Ordinary Shares, the Series Seed Preferred Shares, the Series Seed+ Preferred Shares, and the Series A Preferred Shares, the Series B Preferred Shareholders shall be entitled to receive for each Series B Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to the sum of (i) 100% of the Series B Issue Price as actually paid, and (ii) any declared but unpaid and non-accumulative dividends on such Series B Preferred Shares (the “Series B Preference Amount”). If the assets and funds thus distributed among the Series B Preferred Shareholders shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series B Preferred Shareholders in proportion to the aggregate Series B Preference Amount each such holder is otherwise entitled to receive pursuant to this Section 9.1(b).

(c)

Third, if there are any assets or funds remaining after the aggregate Series C Preference Amount and Series B Preference Amount have been distributed or paid in full pursuant to the distribution sequence set forth in Section 9.1(a) and Section 9.1(b), before any distribution or payment shall be made to the holders of the Ordinary Shares and the Series Seed Preferred Shares, the Series A Preferred Shareholders shall be entitled to receive for each Series A Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to the sum of (i) 100% of the Series A Issue Price as actually paid, and (ii) any declared but unpaid and non-accumulative dividends on such Series A Preferred Shares (the “Series A Preference Amount”). If the assets and funds thus distributed among the Series A Preferred Shareholders shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series A Preferred Shareholders in proportion to the aggregate Series A Preference Amount each such holder is otherwise entitled to receive pursuant to this Section 9.1(c).

(d)

Fourth, if there are any assets or funds remaining after the aggregate Series C Preference Amount, Series B Preference Amount and Series A Preference Amount have been distributed or paid in full pursuant to the distribution sequence set forth in Section 9.1(a), Section 9.1(b) and Section 9.1(c), before any distribution or payment shall be made to the holders of the Ordinary Shares and the Series Seed Preferred Shares, the Series Seed+ Preferred Shareholders shall be entitled to receive for each Series Seed+ Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to the sum of (i) 100% of the Series Seed+ Issue Price as actually paid, and (ii) any declared but unpaid and non-accumulative dividends on such Series Seed+ Preferred Shares (the “Series Seed+ Preference Amount”). If the assets and funds thus distributed among the Series Seed+ Preferred Shareholders shall be insufficient to permit the payment to such holders of the full Series Seed+ Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series Seed+ Preferred Shareholders in proportion to the aggregate Series Seed+ Preference Amount each such holder is otherwise entitled to receive pursuant to this Section 9.1(d).

(e)

Fifth, if there are any assets or funds remaining after the aggregate Series C Preference Amount, Series B Preference Amount ,Series A Preference Amount and Series Seed+ Preference Amount have been distributed or paid in full pursuant to the distribution sequence set forth in Section 9.1(a), Section 9.1(b), Section 9.1(c) and Section 9.1(d), before any distribution or payment shall be made to the holders of the Ordinary Shares, the Series Seed Preferred Shareholders shall be entitled to receive for each Series Seed Preferred Share held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of any other class or series of shares by reason of their ownership of such shares, an amount equal to the sum of (i) 100% of the Series Seed Issue Price as actually paid, and (ii) any declared but unpaid and non-accumulative dividends on such Series Seed Preferred Shares (the “Series Seed Preference Amount”). If the assets and funds thus distributed among the Series Seed Preferred Shareholders shall be insufficient to permit the payment to such holders of the full Series Seed Preference Amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Series Seed Preferred Shareholders in proportion to the aggregate Series Seed Preference Amount each such holder is otherwise entitled to receive pursuant to this Section 9.1(e).

(f)

Sixth, if there are any assets or funds remaining after the aggregate Series C Preference Amount, Series B Preference Amount, Series A Preference Amount, Series Seed+ Preference Amount and Series Seed Preference Amount have been distributed or paid in full to the applicable holders of the Preferred Shares pursuant to the distribution sequence set forth in Section 9.1(a), Section 9.1(b), Section 9.1(c), Section 9.1(d) and Section 9.1(e), the remaining assets and funds of the Company available for distribution to the Members shall be distributed ratably among all Members according to the relative number of the Ordinary Shares and Preferred Shares held by such Member ratably in proportion to the number of outstanding Ordinary Shares held by them (including the outstanding Preferred Shares held by such Member treated on an as-converted basis).

9.2

Unless waived in writing by the Preferred Majority, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Section 9.2, and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Section 9.

9.3

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Section 9 or pursuant to a Deemed Liquidation Event of the Company pursuant to Section 9.2, the value of the assets to be distributed to the Members shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)

if traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30)-day period ending one (1) day prior to the distribution;

(b)	if traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30)-day period ending three (3) days prior to the distribution; and

(c)	if there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board,

provided further that the method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Section 9.3(a), Section 9.3(b) or Section 9.3(c) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Preferred Majority shall have the right to challenge any determination by the Board of value pursuant to this Section 9.3, in which case the determination of value shall be made by an independent appraiser selected by the Board, with the cost of such appraisal to be borne equally by the Company and the challenging party.

9.4	The provisions of this Section 9 shall terminate upon the consummation of a Qualified Public Offering.

10.	Redemption Rights.

10.1

Notwithstanding Section 12 below, at any time after the earlier of the following events occurs, any Preferred Holder may give a written notice (the “Initial Redemption Notice”) to the Company requesting the redemption of all or any part of its Preferred Shares (the “Redeeming Preferred Shares”) at the Redemption Price:

(a)	if the Qualified Public Offering has not been consummated by the Company before December 31, 2027;

(b)

any material breach of any applicable laws or any part of the Transaction Document by any Group Company or any of the Founder Parties to which he/she/it is a party, or any material breach of any Group Company’s organizational documents by any Group Company or any of the Founder Parties, and, if such breach is curable, such breach not having been cured within thirty (30) days following the correction notice delivered or sent by the Preferred Holders; or

(c)	any holder of any Preferred Shares elects to exercise its redemption right (collectively referred to as “Events of Redemption”).

10.2

In the event that the Company receives an Initial Redemption Notice pursuant to Section 10.1, the Company shall (i) promptly thereafter provide all of the other Preferred Holders notice of the Initial Redemption Notice and of their right to participate in such redemption, which right is exercisable by each such Preferred Holder in their own discretion by delivering a written notice (each, a “Redemption Notice”) to the Company within fifteen (15) days following the delivery of such notice by the Company, requesting and specifying redemption of all or any part of their Preferred Shares, and (ii) pay to each Preferred Holder for which an Initial Redemption Notice or a Redemption Notice has been timely submitted (each, a “Redeeming Preferred Shareholder”), in respect of such Redeeming Preferred Share the Redemption Price.

10.3

The “Redemption Price” for each Preferred Share shall be the sum of (a) 100% of the Preferred Share Issue Price, (b) an amount of cash per share sufficient to provide such holder with a return at a simple interest rate equal to 8% per year, calculated for a period of time commencing from the applicable Original Issue Date and ending on the date that the Redemption Price is paid in full by the Company, in each case, in respect of all of the Preferred Shares held by such holder and requested to be redeemed, and (c) any declared but unpaid and non-cumulative dividends on such Preferred Share proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations, or mergers.

10.4

The applicable Redemption Price shall be paid by the Company on a date to be determined at the discretion of the Company, but in any event within ninety (90) days of the date of the Initial Redemption Notice (the “Redemption Price Payment Date”).

10.5

If the Company fails to pay on the Redemption Price Payment Date the full Redemption Price in respect of each Redeeming Preferred Share to be redeemed on such date because it has inadequate funds legally available therefor or for any other reason, those assets or funds which are legally available shall (a) first, be used to the extent permitted by applicable law to pay the Series C Redemption Price due on such date on the Redeeming Series C Preferred Shares (except for the 41,071,355 Series C Preferred Shares held by SVF) in proportion to the full amount to which the holders of Redeeming Series C Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon, after which those assets or funds legally available shall be used to pay the applicable Series C Redemption Price to SVF with respect to the redeeming 41,071,355 Series C Preferred Shares held by SVF; (b) second, after the full payment of the Series C Redemption Price, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay the Series B Redemption Price due on such date on the Redeeming Series B Preferred Shares in proportion to the full amount to which the holders of Redeeming Series B Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon, (c) third, after the full payment of the Series C Redemption Price and Series B Redemption Price, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay the Series A Redemption Price due on such date on the Redeeming Series A Preferred Shares in proportion to the full amounts to which the holders of Redeeming Series A Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon , (d) fourth, after the full payment of the Series C Redemption Price, the Series B Redemption Price and the Series A Redemption Price, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay the Series Seed+ Redemption Price due on such date on the Redeeming Series Seed+ Preferred Shares in proportion to the full amounts to which the holders of Redeeming Series Seed+ Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon and (e) fifth, after the full payment of the Series C Redemption Price, the Series B Redemption Price, Series A Redemption Price and the Series Seed+ Redemption Price, those assets or funds which are legally available shall be used to the extent permitted by applicable law to pay the Series Seed Redemption Price due on such date on the Redeeming Series Seed Preferred Shares in proportion to the full amounts to which the holders of Redeeming Series Seed Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon. The Preferred Shares not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. The Company will not use its funds for any other purpose. At any time thereafter when additional funds of the Company are legally available for the redemption of Preferred Shares, such funds will immediately be used to redeem the balance of the Redeeming Preferred Shares which the Company has become obliged to redeem on the Redemption Price Payment Date, but which it has not redeemed, in accordance with the foregoing terms. For the purposes of these Articles, the “Series C Redemption Price” means the Redemption Price for each Series C Preferred Share which is a Redeeming Preferred Share, the “Series B Redemption Price” means the Redemption Price for each Series B Preferred Share which is a Redeeming Preferred Share, the “Series A Redemption Price” means the Redemption Price for each Series A Preferred Share which is a Redeeming Preferred Share, the “Series Seed+ Redemption Price” means the Redemption Price for each Series Seed+ Preferred Share which is a Redeeming Preferred Share and the “Series Seed Redemption Price” means the Redemption Price for each Series Seed Preferred Share which is a Redeeming Preferred Share.

10.6

In any case as stipulated under Section 10.5, the full Redemption Price shall not be deemed to have been paid in respect of any of the respective Redeeming Preferred Shares and the redemption shall not be deemed to have been consummated in respect of any of the respective Redeeming Preferred Shares on the Redemption Price Payment Date, and each of the respective Redeeming Preferred Shareholders shall remain entitled to all of its rights, including without limitation, its voting rights, in respect of each such Redeeming Preferred Share, and each of such Redeeming Preferred Shares shall remain “outstanding”, until such time as the Redemption Price in respect of each such Redeeming Preferred Share has been paid in full whereupon all such rights shall automatically cease.

10.7

In addition, if the Company fails (for whatever reason) to redeem any of the Preferred Shares redeemable on the Redemption Price Payment Date, as from such date until the date on which the same are redeemed the Company shall not declare or pay, other than solely for the purposes of the payment of the Redemption Price, any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

10.8

To the extent permitted by the applicable laws, the Company shall procure that the profits of each of the Group Companies for the time being available for distribution shall be paid to it by way of dividend and/or other distribution if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of the Preferred Shares required to be made pursuant to Section 10.1.

10.9	The provisions of this Section 10 shall terminate upon the consummation of a Qualified Public Offering.

11.	Drag-Along Rights.

11.1

After December 31, 2027, and in the event that the Preferred Majority and the Ordinary Majority (voting as a separate class) (the “Dragging Shareholder”), approves a Trade Sale at a valuation of the Company exceeding US$10,000,000,000 or equivalent US dollars (an “Approved Sale”) in the general meeting, then at the request of the Dragging Shareholder, the Company shall promptly deliver a written notice (the “Drag-Along Notice”) to notify each other holder of the Equity Securities of the Company of such proposed Approved Sale and the material terms and conditions thereof, whereupon each such holder shall, subject to the provisions hereunder, in accordance with instructions received from the Company at the direction of such Dragging Shareholder:

(a)

sell, at the same time as the Dragging Shareholder sells to the proposed purchaser of Approved Sale, in the Approved Sale, all of its Equity Securities of the Company, on the same terms and conditions as were agreed to by the Dragging Shareholder (where such Approved Sale is a sale of shares transaction); provided, however, that such terms and conditions, including with respect to price paid or received per Equity Security of the Company, may differ as between different classes of the securities of the Company in accordance with their respective liquidation preferences as set forth in the Memorandum and these Articles;

(b)	vote all of its securities of the Company in favor of such Approved Sale;

(c)

take all necessary actions in connection with the consummation of such Approved Sale as reasonably requested by such Dragging Shareholder and/or the Company, including but not limited to the execution and delivery of any share transfer or other agreements prepared in connection with such Approved Sale, and the delivery, at the closing of such Approved Sale involving a sale of shares, of all certificates representing shares held or controlled by such holder, duly endorsed for transfer or accompanied by a duly executed share transfer form, or affidavits and indemnity undertakings with respect to lost certificates; and

(d)

support any restructuring of such Approved Sale as, if reasonably requested by the Dragging Shareholder and/or the Company, a merger, consolidation, restructuring or similar transaction, or a sale of all or substantially all of the assets of the Company, or otherwise.

In any such Approved Sale, (i) each such holder shall bear a proportionate share (based upon the relative proceeds received in such transaction) of the Dragging Shareholder’s reasonable fees and expenses incurred in the transaction, including, without limitation, legal, accounting and investment banking fees and expenses, and (ii) each such holder shall severally, not jointly, join on a pro rata basis (based upon the relative proceeds received in such transaction) in any indemnification obligations that are part of the terms and conditions of such Approved Sale (other than those that relate specifically to a particular holder, such as indemnification with respect to representations and warranties given by such holder regarding such holder’s title to and ownership of shares, due authorization, enforceability, and no conflicts, which shall instead be given solely by such holder) but only up to the net proceeds paid to such holder in connection with such Approved Sale.

11.2

Notwithstanding any other provision of these Articles, if an Approval Sale is structured as a Trade Sale, each of Founder Holding Company and Opera Limited shall have the option to elect to purchase all of the proposed shares, at the same price and subject to the same terms and conditions as described in the Drag-Along Notice. To the extent that none of Founder Holding Company and Opera Limited timely elects to purchase all of the proposed Shares pursuant to Section 11.1 above, then the Company shall promptly deliver the Drag-Along Notice to notify each other holder of the Equity Securities of the Company of such proposed Approved Sale and its material terms and conditions.

11.3	The provisions of this Section 11 shall terminate upon the consummation of a Qualified Public Offering.

12.	Protective Provisions.

12.1

Approval by Shareholders. Notwithstanding any other provision of these Articles, for so long as the Preferred Holders own any of the Company’s share capital on an as-converted and fully-diluted basis, any of the following acts of the Company shall require the prior written approval of Preferred Majority and the Ordinary Majority (voting as a separate class) (for the purposes of this Section 12, the term “Company” shall include, the Company and the other Group Companies, to the extent applicable); provided that, where any such act requires the approval of the shareholders of the Company in accordance with applicable laws, and the approval of Preferred Majority and the Ordinary Majority has not yet been obtained, at a meeting of the shareholders, the Preferred Holders who vote against such act shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one (1):

(a)

any amendment or modification, alteration, repeal to or waiver of any provision of any of the memorandum or articles of association or similar organizational documents or by-laws of any Group Company or any other constitutional documents, except that such amendment, modification, alteration, repeal to or waiver is primarily in relation to the ordinary business of such Group Company and would not adversely affect the rights or preferences attaching to the Preferred Shares;

(b)

any authorization, creation, designation or issuance, whether by reclassification or otherwise, of any new class or series of Equity Securities or any other securities convertible into, exchangeable for, or exercisable to any Equity Securities of any Group Company ranking on a parity with or senior to any Preferred Shares or any increase in the authorized or designated number of shares of any such new class or series of Equity Securities of any Group Company, excluding (i) any issuance of Ordinary Shares upon conversion of the Preferred Shares and (ii) any issuance or repurchase of Equity Securities pursuant to the terms under any equity incentive plan approved in accordance with this Section 12;

(c)

any acquisitions, sale of control, merger, consolidation, reclassification, recapitalization of share capital, split-off, spin off, bankruptcy, liquidation, dissolution, winding up or other corporate reorganization, or any transaction or series of transactions which would constitute a change of control event or in which all or substantially all of the assets of the Company are sold, or all or substantially all of the intellectual properties are licensed, including any Deemed Liquidation Event, joint venture or partnership arrangements or incorporate any subsidiary or pass any resolution relating to the foregoing;

(d)

any change the authorized size or composition of any Group Company’s board of directors (or any equivalent governing body), or change the manner in which the directors are appointed, removed or replaced;

(e)	any payment, set aside or declaration of any dividend or any other form of distribution on any shares of Ordinary Shares or Preferred Shares;

(f)

any repurchase, redemption or retirement of the Equity Securities of the Company, except for any redemption pursuant to the terms of the Transaction Documents or any share restriction agreement approved by the Board at cost upon termination of any director, employee or consultant of the Group Companies;

(g)	any material change of the business scope or nature of the Group Companies, cessation of any business line of any Group Company or entering into business that is outside of the current business scope;

(h)	approval of the initial public offering of the Company, except for a Qualified Public Offering;

(i)	effect any of the foregoing, as applicable, with respect to any direct or indirect subsidiary or affiliate of the Company; and

(j)	any agreement or commitment to do any of the foregoing.

12.2

Approval by the Series Seed Preferred Shareholders. In addition to such other limitations as may be provided in these Articles, for so long as the Series Seed Preferred Shareholders owns any of the Company’s share capital on an as-converted and fully-diluted basis, any of the following acts of the Company shall require the prior written approval of the Series Seed Preferred Shareholders; provided that, where any such act requires the approval of the shareholders of the Company in accordance with the applicable laws, and the approval of Series Seed Preferred Holders has not yet been obtained, at a meeting of the shareholders, the Series Seed Preferred Shareholders who vote against such act shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one (1):

(a)	alter or change the rights, preferences or privileges or powers, or the restrictions of the Series Seed Preferred Shares or the number of Shares that Series Seed Preferred Shareholders holding.

12.3

Approval by the Series Seed+ Majority. In addition to such other limitations as may be provided in these Articles, for so long as the Series Seed+ Preferred Shareholders owns any of the Company’s share capital on an as-converted and fully-diluted basis, any of the following acts of the Company shall require the prior written approval of the Series Seed+ Majority; provided that, where any such act requires the approval of the shareholders of the Company in accordance with the applicable laws, and the approval of Series Seed+ Majority has not yet been obtained, at a meeting of the shareholders, the Series Seed+ Preferred Shareholders who vote against such act shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one (1):

(a)	alter or change the rights, preferences or privileges or powers, or the restrictions of the Series Seed+ Preferred Shares or the number of Shares that Series Seed+ Preferred Shareholders holding.

12.4

Approval by the Series A Majority. In addition to such other limitations as may be provided in these Articles, for so long as the Series A Preferred Shareholders owns any of the Company’s share capital on an as-converted and fully-diluted basis, any of the following acts of the Company shall require the prior written approval of the Series A Majority; provided that, where any such act requires the approval of the shareholders of the Company in accordance with the applicable laws, and the approval of the Series A Majority has not yet been obtained, at a meeting of the shareholders, the Series A Preferred Shareholders who vote against such act shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one (1):

(a)	alter or change the rights, preferences or privileges or powers, or the restrictions of the Series A Preferred Shares or the total authorized number of Series A Preferred Shares.

12.5

Approval by the Series B Majority. In addition to such other limitations as may be provided in these Articles, for so long as the Series B Preferred Shareholders owns any of the Company’s share capital on an as-converted and fully-diluted basis, any of the following acts of the Company shall require the prior written approval of the Series B Majority; provided that, where any such act requires the approval of the shareholders of the Company in accordance with the applicable laws, and the approval of the Series B Majority has not yet been obtained, at a meeting of the shareholders, the Series B Preferred Shareholders who vote against such act shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one (1):

(a)	alter or change the rights, preferences or privileges or powers, or the restrictions of the Series B Preferred Shares or the total authorized number of Series B Preferred Shares.

12.6

Approval by the Series C Majority. In addition to such other limitations as may be provided in these Articles, for so long as the Series C Preferred Shareholders owns any of the Company’s share capital on an as-converted and fully-diluted basis, any of the following acts of the Company shall require the prior written approval of the Series C Majority; provided that, where any such act requires the approval of the shareholders of the Company in accordance with the applicable laws, and the approval of the Series C Majority has not yet been obtained, at a meeting of the shareholders, the Series C Preferred Shareholders who vote against such act shall have the voting rights equal to all the shareholders of the Company who voted in favor of the resolution plus one (1):

(a)	alter or change the rights, preferences or privileges or powers, or the restrictions of the Series C Preferred Shares or the total authorized number of Series C Preferred Shares.

12.7

Approval by Directors. Notwithstanding any other provision of these Articles, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Party shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless, otherwise approved by a majority of the Directors in advance:

(a)

any transaction (including but not limited to the termination, extension, continuation after expiry, renewal, amendment, variation or waiver of any term under agreement with respect to any transaction or series of transactions) other than transactions that are entered into in the ordinary course of business which do not prejudice any Group Company’s overall interest, involving a Group Company on one hand and any shareholder, director, officer, employee of any Group Company or any of its affiliates on the other hand, except the employee salary, bonus, and other working expenses under or related to the employment agreement;

(b)	appointment / replacement (including the terms and conditions of such appointment/replacement) of CEO, and person in charge of finance, or comparable position of any Group Company;

(c)	appointment and removal of auditors of the Group Company or any material change in the accounting and financial policies of the Group Company;

(d)

any creation, adoption, or termination of the equity incentive plan, or any change in the number of options or shares to be granted under the equity incentive plan or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of the Group Companies;

(e)

incurrence of debt or assumption of any loan, facility or other financial obligation from a third party in excess of US$5,000,000 individually or in excess of US$20,000,000 in a series of transactions in any financial year, (other than indebtedness included in the annual budget approved by the Board);

(f)

enter into any of the transactions (either in a single transaction or a series of related transactions) involving an amount in excess of US$5,000,000 (or its equivalent in other currency or currencies) during any twelve (12)-month period outside the ordinary course of business;

(g)	approval or adoption of, any deviation from or amendment to the annual budget or business plan of any Group Company;

(h)

any initial coin offering (“ICO”), trading, exchange, and/or any other similar transactions involving any of the Group Companies, any Founder, any Founder Holding Company and/or any person affiliated with any of them (whether by ownership, nominee or operational relationship or otherwise) based on or in connection with any asset, business, scene, intellectual property, or technology of, any of the Group Companies or involving any information concerning any Preferred Holder;

(i)	approval or adoption of a succession plan for the CEO or other C-level management;

(j)	effect any of the foregoing, as applicable, with respect to any direct or indirect subsidiary or affiliate of the Company; and

(k)	any agreement or commitment to do any of the foregoing.

12.8	The provisions of this Section 12 shall terminate upon the consummation of a Qualified Public Offering.

ORDINARY SHARES

13.	Certain rights, preferences, privileges and limitations of the Ordinary Shares of the Company are as follows:

13.1

Dividends. Subject to the preferential rights of holders of all series and classes of Shares in the Company at the time outstanding having preferential rights as to dividends, the holders of Ordinary Shares shall, subject to the Statute and these Articles, be entitled to receive, when, as and if declared by the Board, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board.

13.2	Liquidation. Upon the liquidation, dissolution or winding up of the Company, the assets of the Company shall be distributed as provided in Section 9.

13.3

Voting. The holder of Ordinary Shares shall have the right to one vote with respect to each Ordinary Share, and shall be entitled to notice of any Members’ meeting in accordance with these Articles, and shall be entitled to vote upon such matters and in such manner as may be provided for in these Articles.

REGISTER OF MEMBERS

14.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members, the list required to be sent to Members or the other books and records of the Company, or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

15.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

16.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

17.

Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one (1) or more Directors or other Person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

18.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

19.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

20.

The Shares are subject to Transfer restrictions as set forth in the Shareholders Agreement, other Transaction Documents, by and among the Company and certain of its Members. The Company will only register Transfers of Shares that are made in accordance with such agreements and will not register Transfers of Shares that are made in violation of such agreements. The instrument of Transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

21.

The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in the Memorandum and these Articles, or (ii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (ii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, other Transaction Documents, the Memorandum and these Articles.

22.

Subject to the provisions of the Statute and these Articles, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles, the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

23.

Subject to the Shareholders Agreement, if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than a majority of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than a majority of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

24.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every meeting of holders of separate class of Shares, except that the necessary quorum shall be one (1) or more Persons holding or representing by proxy at least a majority of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

25.

The rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

26.

The Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NONRECOGNITION OF INTERESTS

27.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

28.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

29.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee.

30.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

31.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Special Resolution, and subject further to Section 12, the Company may by Ordinary Resolution:

31.1	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

31.2	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

31.3	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

31.4	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

31.5	perform any action not required to be performed by Special Resolution.

32.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Section 12, the Company may by Special Resolution:

32.1	change its name;

32.2	alter or add to these Articles;

32.3	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

32.4	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

33.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

34.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

35.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

36.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

37.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than a majority in voting power of the outstanding share capital of any Group Company.

38.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one (1) or more requisitionists.

39.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

40.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.

At least ten (10) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding at least ninety-five per cent (95%) of the total voting power at the meeting of all the Members or their proxies.

42.

Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by a majority in number of the Members having a right to attend and vote at the meeting, being a majority together holding at least ninety-five per cent (95%) of the total voting power at the meeting of all the Members or their proxies.

43.

The officer of the Company who is in charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of Shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

44.	RESERVED.

PROCEEDINGS AT GENERAL MEETINGS

45.

The Ordinary Majority (including Founder Holding Company) and the Preferred Majority, together, present in person or by proxy or if a company or other non-natural Person by its duly authorised representative shall be a quorum. Subject to Article 48, no business shall be transacted at any general meeting unless a quorum is present at the time when the meeting proceeds to business.

46.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

47.	A resolution in writing (in one (1) or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company if:

47.1	in the case of a Special Resolution, it is signed by all Members required for such Special Resolution to be deemed effective under the Statute; or

47.2

in the case of an Ordinary Resolution, it is signed by the Members for the time being holding the remaining Shares carrying in aggregate not less than the minimum number of votes that would be necessary to authorize or take such action at a general meeting at which all Shares entitled to vote thereon were present and voted (or, being companies, signed by their duly authorised representative).

48.

A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum and the votes present may continue to transact business until adjournment. If, however, such quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented; provided that, if notice of such meeting has been duly delivered to all Members ten (10) days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting, the meeting shall be adjourned to the seventh (7th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all Members five (5) days prior to the adjourned meeting in accordance with the notice procedures under Section 115 through 119 and, if at the adjourned meeting, the quorum is not present within one half hour from the time appointed for the meeting, then the presence of such holders shall not be required at such adjourned meeting for purposes of establishing a quorum. At such adjourned meeting, any business may be transacted that might have been transacted at the meeting as originally notified.

49.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within fifteen (15) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

50.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

51.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

52.	On a poll a Member shall have one vote for each Ordinary Share and Preferred Share (on an as converted basis) he holds.

53.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

54.	A poll on a question of adjournment shall be taken forthwith.

55.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

56.

Except as otherwise required by the Statute or these Articles, the Ordinary Shares and the Preferred Shares shall vote together on an as converted basis on all matters submitted to a vote of Members. For avoidance of doubt, each holder of Preferred Shares shall be entitled to the number of votes equal to the number of Ordinary Shares into which the Preferred Shares held by such holder could be converted as of the record date, or, if no such record date is established, at the date such vote is taken or any written consent of Members is solicited. To the extent that applicable law, these Articles require the Preferred Shares to vote separately as a class with respect to any matters, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

57.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

58.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

59.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

60.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

61.

Votes may be cast either personally or by proxy or if a company or other non-natural Person by its duly authorised representative. A Member may appoint more than one proxy or the same proxy under one (1) or more instruments to attend and vote at a meeting.

62.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one (1) or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution and/or abstain from voting.

PROXIES

63.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorised in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorised for that purpose. A proxy need not be a Member of the Company.

64.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

65.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

66.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

67.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

68.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

69.	The Company shall have, and the Parties hereto agree to cause the Company to have, no more than six (6) directors on the Board.

70.	A Director need not hold any shares in the Company. A Director who is not a Member of the Company shall nevertheless be entitled to attend and speak at general meetings.

POWERS OF DIRECTORS

71.

Subject to the provisions of the Statute, the Memorandum and these Articles, any other restrictions in the Shareholders Agreement and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Section 7 through 13. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

72.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time determine.

73.

Subject to the Shareholders Agreement and Section 7 through 12, the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

74.

Subject to the Shareholders Agreement and Section 7 through 12, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

75.	The office of a Director shall be vacated if:

75.1	such Director gives notice in writing to the Company that he or she resigns the office of Director;

75.2	such Director dies, becomes bankrupt or makes any arrangement or composition with such Director’s creditors generally; or

75.3	such Director is found to be or becomes of unsound mind.

76.	RESERVED.

PROCEEDINGS OF DIRECTORS

77.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings and to be counted to constitute a quorum in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors, three (3) Directors in office elected in accordance with Article 69 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate) at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Transaction Documents, the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present, provided that, if notice of the board meeting has been duly delivered to all directors of the Board five (5) Business Days prior to the scheduled meeting in accordance with the notice procedures hereunder, and the quorum is not present within one hour from the time appointed for the meeting, the meeting shall be adjourned to the fifth (5th) following Business Day at the same time and place (or to such other time or such other place as the directors may determine) with notice delivered to all directors in accordance with the notice procedures hereunder and, if at the adjourned meeting, the quorum is not present within half an hour from the time appointed for the meeting, then the present directors at such adjourned meeting of directors shall constitute a quorum. Subject to Section 12 and any other requirements under the Shareholders Agreement, questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the Chairperson of the meeting shall have a second or casting vote. A Director or the Secretary may, at any time, summon a meeting of the Directors.

78.	At any meeting of Directors, each Director shall be entitled to one (1) vote.

79.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that the board meetings shall be held at least once each half-year unless otherwise agreed by the majority of the Directors and that a written notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting shall be sent to all Directors entitled to receive notice of the meeting at least five (5) days before the meeting and a copy of the minutes of the meeting shall be sent to such Persons.

80.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting. In the event of a deadlock of the votes at any meeting of the Directors, the relevant matters shall be submitted to the Members for approval, subject to compliance with Section 12.

81.

(1) With respect to any matter that requires the approval of a simple majority of or such other applicable specific majority of the Directors pursuant to the requirements of Section 12 or the terms of the Shareholders Agreement or otherwise, a written resolution signed by the requisite majority of the Directors for the time being shall be as effective for all purposes as a resolution of the relevant Directors passed at a meeting duly convened, held and constituted, provided that each Director who is entitled to receive notice of a meeting of Directors has been provided with the relevant written resolution proposed to be passed and has been given a reasonable period of time and the opportunity to consider the relevant proposed resolution. A written notification of confirmation of such written resolution sent by a Director shall be deemed to be his signature to such written resolution for the purposes of this Article. Such written resolution may be sent to each Director for signature in turn or may consist of several documents, each signed by one or more Directors. The signature ofa Director may be given by his alternate.

(2) Subject to Section 81(1) above, a resolution in writing (in one (1) or more counterparts) signed by all the Directors or all the members of a committee of the Board of Directors shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

82.	Meetings of the Board of Directors may be called by any Director on five (5) Business Days’ notice to each Director in accordance with Section 115 through 119.

83.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

84.

The Directors may elect a chairman of their board and determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within fifteen (15) minutes after the time appointed for holding the same, the Directors present may choose one of their members to be chairman of the meeting.

85.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

DIRECTORS’ INTERESTS

86.

Subject to Section 89, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

87.

Subject to Section 89, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

88.

Subject to Section 89, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

89.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such director may vote at a meeting of directors on any resolution concerning a matter in which that director has an interest (and if he votes his vote shall be counted) and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Section 89.

MINUTES

90.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

91.

Subject to these Articles, the Board of Directors may, with the consent of a majority of the Directors, establish any committees, and approve the delegation of any of their powers to any committee consisting of one or more Directors, provided that any exercise of power or decision made by such committee shall be subject to the rights of the Directors set forth in Section 12, applying mutatis mutandis. The Board of Directors may designate one (1) or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of the absent or disqualified member if such other Director’s appointment is approved or ratified by the Board of Directors.

92.

Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company. Each committee shall keep regular minutes and report to the Board of Directors when required. Subject to these Articles, the proceedings of a committee of the Board of Directors shall be governed by the Articles regulating the proceedings of the Board of Directors, so far as they are capable of applying.

93.

The Board of Directors may also, delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

94.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

95.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

96.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

97.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Company in general meeting from time to time. The Director who is not an employee of any Group Company shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

98.	RESERVED.

SEAL

99.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorised by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

100.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

101.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

102.

Subject to the Statute and these Articles, the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

103.	All dividends and distributions shall be declared and paid according to the provisions of Section 12.

104.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

105.

Subject to the provisions of Section 12, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one (1) or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

106.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

107.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

108.

Any dividend that cannot be paid to a Member and/or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

109.

Subject to these Articles, including but not limited to Section 12, the Directors may capitalize any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Section 7 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

110.

The Directors shall cause proper books of account to be kept at such place as they may from time to time designate with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. The Directors shall from time to time determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to inspection of Members not being Directors and no such Member shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or the Company in general meeting or in a written agreement binding on the Company.

111.

The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

112.

Subject to Section 12, the Directors may, appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and the Board may fix the Auditor’s remuneration.

113.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

114.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

115.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

116.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, prepaying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected when the receipt of the electronic mail is acknowledged by the recipient.

117.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

118.

Notice of every general meeting shall be given in any manner hereinbefore authorised to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

119.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee of the Board of Directors or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

120.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed, in accordance with Section 9.

121.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Section 9, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

122.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

123.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

124.

Unless the Directors otherwise prescribe, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

125.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.